Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2022, with respect to the consolidated financial statements of Hippo Holdings Inc. and Subsidiaries included in Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus of Hippo Holdings Inc. for the registration of 386,233,065 shares of its common stock, 4,400,000 of its redeemable warrants, and 5,037,463 shares of its common stock that may be issued upon exercise of outstanding warrants.

/s/ Ernst & Young, LLP

San Francisco, California

April 19, 2022